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                                                              File No. 33-40566



                       Securities and Exchange Commission
                             Washington, D.C. 20549
                       ----------------------------------



              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT



                          Duracell International Inc.
                          ---------------------------
                              (Name of Registrant)



         Delaware                                       06-1240267
 ------------------------                  ------------------------------------
 (State of Incorporation)                  (IRS employer identification number)


                   Berkshire Corporate Park, Bethel, CT 06801
                   ------------------------------------------
                           (Principal office address)

     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned agent for service named in the Registration Statement on Form S-8 (the "Registration Statement"), File Number 33-40566, relating to common stock, par value $0.01 per share (the "Common Stock"), of Duracell International Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. Duracell International Inc. no longer intends to sell the Common Stock registered thereby.



                                    DURACELL INTERNATIONAL INC.


                                    By: /s/ Gregg A. Dwyer
                                        --------------------------
                                        Gregg A. Dwyer,
                                        Agent for Service named
                                        in the Registration Statement


Dated: January 2, 1997